June 30, 1995



Securities and Exchange Commission
Operations Center
6432 General Green Way
Alexandria, Virginia  22312-2413

Attn:  Filer Support

Gentlemen:

Enclosed please find the Edgar Filing of the Form 8-K for Geriatric
& Medical Companies, Inc.

We are maintaining an executed copy of the document in our files.

Very truly yours,

GERIATRIC & MEDICAL COMPANIES, INC.


James J. O'Malley
Vice President and
Chief Financial Officer


JJM\amt



Enclosure

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            Form 8-K

        Current Report Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934


Date of Report (date of earliest event reported) May 19, 1995

               Geriatric & Medical Companies, Inc.
      Exact name of registrant as specified in its charter

Delaware              0-3997             23-1713341
(State or other      (Commission         (I.R.S. Employer
 jurisdiction        File Number)          Identification No.)
of incorporation)

     5601 Chestnut Street, Philadelphia, Pennsylvania 19139
     (Address of principal executive offices)    (Zip code)

Registrant's telephone number, including area code(215) 476-2250

_________________________________________________________________
  (Former name or former address, if changed since last report)

                      ITEM 5.  Other Events


     The following items were previously reported by the Company and are updated as described herein:

Verdict in Class Action Suit

     Geriatric & Medical Companies, Inc. (the "Company") was named a defendant, together with GMS Management, Inc., and various current and former officers of the Company, in a class action suit which was filed in September, 1992, in the United States District Court for the Eastern District of Pennsylvania in Philadelphia. The plaintiff class alleged that, among other things, various reports and press releases issued by the Company misrepresented or omitted adverse material facts concerning various matters relating to the Company and its affairs. The plaintiff class did not seek a specified sum other than "to pay to plaintiff and to all members of the class damages in an amount to be proven at trial, with interest thereon." The jury returned a verdict on Friday, June 9, 1995, resulting in no liability on five of the six alleged misrepresentations or omissions set forth in the plaintiff's complaint. The jury found in favor of the plaintiff class with respect to the remaining alleged omission relating to the criminal investigation conducted by the Pennsylvania Attorney General, and awarded $.20 per share in damages for each share of the Company's common stock purchased by a class member during the period March 1, 1992 to September 2, 1992. The Company believes that damages in the aggregate, calculated pursuant to the jury's verdict, will not exceed $350,000, exclusive of costs and other charges which may apply.


LSA - Suspension of Payment of Medicare Receivables

     Life Support Ambulance, Inc. ("LSA"), a subsidiary of the Company, received a notice of suspension of payments relating to Medicare billings submitted by LSA to its Medicare intermediary effective April 6, 1995. The suspension was imposed because the intermediary had received evidence that prior payments made to LSA may not have been billed correctly. The intermediary has not yet quantified the nature of the alleged deficiency in billing procedures nor the amount for which LSA may have improperly billed Medicare. LSA has retained an expert to review its Medicare billing procedures. LSA's expert has preliminarily determined that while LSA may have incorrectly billed certain charges to Medicare, LSA may also have erroneously failed to bill Medicare for certain reimbursable items. At the present time the net effect of such billing inconsistencies is unclear. In light of the foregoing, LSA has initiated discussions with the intermediary which would allow for the payment of currently billed Medicare reimbursements while past billing and reimbursement issues are resolved. LSA believes that it has operated, at all times, in substantial compliance with all provisions required by Medicare relating to reimbursement for services. It is not possible to determine at the present time the length of the suspension or whether such suspension will have a material adverse effect on the operations or the financial condition of the Company.


Status of Negotiations of Sale-Lease Back Arrangement with
National Century Financial Enterprises, Inc.

     Certain of the Company's subsidiaries, including LSA, have been negotiating a $7 million financing arrangement with National Century Financial Enterprises, Inc. ("NCFE"). A portion of this financing ($5 million) has been structured as a sale-lease back pursuant to which such subsidiaries would sell certain assets to NCFE and lease back such assets through GMC Leasing Corp., a subsidiary of the Company, through an agency agreement. While the form of agency agreement has not yet been approved by NCFE, the remaining documentation relating to this transaction has been
substantially completed.   NCFE has advised the Company that it
is unwilling to consummate the proposed transaction at the present time due to, among other things, the suspension of Medicare payments to LSA. (See "LSA - Suspension of Payment of Medicare Receivables," supra). The Company has no reason to believe that NCFE would be unwilling to close this transaction upon a favorable resolution of Medicare's inquiry with respect to LSA's billing procedures. The Company can not predict whether, or at what time, this transaction will be concluded.


     The following items have occurred since the date of the Company's most recent report on Form 10-Q, and, accordingly, are being reported herein, as follows:


Suspension of Financing Relating to LSA Receivables

     In addition, certain of the Company's subsidiaries (the "Operating Subsidiaries") are engaged in a financing arrangement through National Premier Financial ("NPF"), an affiliate of NCFE. NPF has established a number of pools which purchase the right to collect receivables from health care providers. The Operating Subsidiaries have assigned their respective rights to collect receivables to a pool affiliated with NPF (the "Pool"). By letter dated June 16, 1995, the Pool notified the Company that, due to the suspension of Medicare payments to LSA (See "LSA - Suspension of Payment of Medicare Receivables," supra), it has ceased purchasing the right to collect certain of LSA's receivables effective as of June 20, 1995. The Pool continues to purchase all of the other eligible receivables attributed to the Operating Subsidiaries. The Company presently can not determine whether the Pool's suspension will have a material adverse effect on the Company taken as a whole. The Company has no reason to believe that the Pool would be unwilling to purchase the right to collect LSA's eligible receivables upon a favorable resolution of Medicare's inquiry into LSA's billing procedures. The Company can not predict when the Pool will resume purchasing the right to collect LSA's eligible receivables.


Allegations Relating to Tucker House

     On May 19, 1995, the U.S. Attorney for the Eastern District of the Pennsylvania delivered a draft complaint to the Company which alleges that Healthcare Hospitality Services, Inc. ("HHS"), a subsidiary of the Company, failed to recommend adequate nutritional requirements to three residents of Tucker House, a nursing home facility previously managed by another subsidiary of the Company. The draft complaint contains a further allegation that HHS billed Medicare and state assistance programs for reimbursement for nutritional services which were not provided to such residents. The U.S Attorney has invited the Company to discuss a possible resolution of this matter before the filing of such complaint in federal district court. The Company has had preliminary discussions with the U.S. Attorney and believes that this matter may be settled prior to the filing of such complaint by the payment of an as of yet unspecified amount, with no admission of wrongdoing. Although the outcome of this matter can not be predicted, the Company denies any wrongdoing and is prepared to vigorously defend this action should the complaint be filed. The Company's management agreement with Tucker House provides that Tucker House indemnify and hold the Company harmless with respect to claims such as that alleged by the U.S. Attorney. However, it is unclear whether Tucker House has or would have the funds necessary to provide such indemnification.

     On or about June 6, 1995, an officer of HHS was served with a subpoena issued by the Attorney General of the Commonwealth of Pennsylvania, relating to the nutritional care provided to residents of Tucker House. It is the belief of counsel for the Company that such subpoena results from the same facts surrounding the operations of Tucker House as are alleged in the draft complaint delivered to the Company by the U.S. Attorney.
At the present time, it is unclear as to what action, if any, the state Attorney General intends to take with respect to the Company's management of and other involvement with Tucker House.


Lawsuit Filed Against the Company

     On May 25, 1995, the Company was named as a defendant in a lawsuit filed by an elderly female nursing home patient. Also named as defendants were certain of the Company's subsidiaries. The events giving rise to the action allegedly occurred during the time that the plaintiff was residing at Mayo Nursing Home and Convalescent Center. Ordinarily, this is not the type of lawsuit that the Company would disclose in a report on Form 8-K; however, plaintiff's counsel has circulated a press release which has garnered some publicity. As a result, the Company has chosen to utilize this Form 8-K to state that plaintiff's claim is one of a type which is not unusual given the Company's lines of business, that the Company believes that there is no merit to the plaintiff's allegations and that the Company has referred this matter to its insurance carrier for defense. At the present time, the Company is unable to determine the ultimate outcome of this case with any degree of certainty.


Other

     The Company is involved in various routine government inquiries, audit surveys and administrative proceedings concerning its activities and operations. The Company is also involved in various claims and legal proceedings arising in the ordinary course of business. The Company believes that the ultimate disposition of these matters in the aggregate will not have a material adverse effect on the Company taken as a whole.






                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         GERIATRIC & MEDICAL COMPANIES, INC.


                         By:/s/James J. O'Malley
                               James J. O'Malley
                               Chief Financial Officer